                                                                    EXHIBIT 99.1










         ANSA LOGISTICS LIMITED
         REPORT AND ACCOUNTS
         FOR THE 10 MONTHS ENDED 31 DECEMBER 1999

ANSA LOGISTICS LIMITED
DRAFT


                                                             Pages

Report of the auditors                                         1

Profit and loss account                                        2

Balance sheet                                                  3

Cash flow statement                                            4 - 5

Notes to the financial statements                              6 - 17

ANSA LOGISTICS LIMITED                                                         1


AUDITORS' REPORT TO THE MEMBERS OF
ANSA LOGISTICS LIMITED

         We have audited the balance sheet of Ansa Logistics Limited as at December 31, 1999 and the profit and loss account, statement of total recognized gains and losses and cash flows of Ansa Logistics Limited for the ten months ended December 31, 1999, all expressed in pounds sterling and prepared on the basis set forth in Note 1 to the financial statements. As described in Note 26, these financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom, which are substantially the same as auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ansa Logistics Limited as at December 31, 1999, and the profits, total recognized gains and cash flows of Ansa Logistics Limited for the 10 months ended December 31, 1999 in accordance with generally accepted accounting principles in the United Kingdom.

         The financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom which differ in certain respects from those generally accepted in the United States. The effects of the major differences in the determination of net income and shareholders' equity are shown in Note 25 to the financial statements.

/S/ PricewaterhouseCoopers

Chartered Accountants
Bristol, England

March 29, 1999, except for the information set out in Note 25 for which the date is June 29, 2000.

ANSA LOGISTICS LIMITED                                                         2


PROFIT AND LOSS ACCOUNT
FOR THE 10 MONTHS ENDED 31 DECEMBER 1999

                                                                     10 months ended
                                                                    31 December 1999
                                                                    ----------------
                                                      Notes
                                                                         (pound)'000

TURNOVER - CONTINUING OPERATIONS                        2                     53,669
Cost of sales                                                                (38,163)
                                                                         -----------
GROSS PROFIT - CONTINUING OPERATIONS                                          15,506

Administrative expenses                                                      (11,945)
                                                                         -----------
OPERATING PROFIT - CONTINUING OPERATIONS                                       3,561

Interest payable and similar charges                    5                       (107)
Interest receivable and similar income                  6                         73
                                                                         -----------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION           7                      3,527

Tax on profit on ordinary activities                    8                     (1,442)
                                                                         -----------

RETAINED PROFIT FOR THE FINANCIAL PERIOD                16                     2,085
                                                                         ===========


The company has no recognised gains and losses other than the profit above and therefore no separate statement of total recognised gains and losses has been presented.

There is no difference between the profit on ordinary activities before taxation and the profit for the financial period, and their historical cost equivalents.

ANSA LOGISTICS LIMITED                                                         3


BALANCE SHEET
AT 31 DECEMBER 1999

                                                                31 December 1999
                                                                ----------------
                                                        Notes
                                                                 (pound)'000   (pound)'000


TANGIBLE FIXED ASSETS                                       9                        4,480


CURRENT ASSETS
Stocks                                                     10           397
Debtors                                                    11        13,213
Cash at bank and in hand                                                 55
                                                                    -------
                                                                     13,665
CREDITORS: AMOUNTS FALLING DUE
WITHIN ONE YEAR                                            12       (15,632)
                                                                    -------


NET CURRENT LIABILITIES                                                             (1,967)
                                                                                    ------
TOTAL ASSETS LESS CURRENT LIABILITIES                                                2,513

PROVISIONS FOR LIABILITIES AND CHARGES                     13                         (428)
                                                                                    ------

NET ASSETS                                                                           2,085
                                                                                    ======

CAPITAL AND RESERVES
Called up share capital ((pound)1)                         15                            -
Profit and loss account                                    16                        2,085
                                                                                    ------

EQUITY SHAREHOLDERS' FUNDS                                 17                        2,085
                                                                                    ======


The financial statements on pages 2 to 14 were approved by the board of directors on March 22, 2000 and were signed on its behalf by:

/s/ D C Pound
-------------
D C Pound
Director

ANSA LOGISTICS LIMITED                                                         4


CASH FLOW STATEMENT
FOR THE 10 MONTHS ENDED 31 DECEMBER 1999

                                                                                                10 months ended
                                                                                               31 December 1999
                                                                                               ----------------

                                                                                Notes     (pound)'000  (pound)'000

NET CASH INFLOW FROM CONTINUING OPERATING ACTIVITIES
(reconciliation to operating profit on page 9)                                                              1,984

RETURNS ON INVESTMENTS AND SERVICING OF  FINANCE
Interest received                                                                                73
Interest paid                                                                                  (107)
                                                                                             ------
                                                                                                              (34)

TAXATION                                                                                                     (364)

CAPITAL EXPENDITURE
Purchase of tangible fixed assets                                                                          (5,901)

                                                                                                         --------

                                                                                                           (4,315)
                                                                                                         --------

FINANCING
Issue of ordinary shares ((pound)1)                                                                             -
                                                                                                         --------

DECREASE IN CASH IN THE PERIOD                                                     18                      (4,315)
                                                                                                         ========

ANSA LOGISTICS LIMITED                                                         5


RECONCILIATION OF OPERATING PROFIT TO NET CASH OUTFLOW FROM
OPERATING ACTIVITIES

                                                            10 months ended
                                                           31 December 1999
                                                           ----------------
                                                                (pound)'000

CONTINUING OPERATING ACTIVITIES

Operating profit                                                      3,561
Depreciation on tangible fixed assets                                 1,421
Increase in stocks                                                    (397)
Increase in debtors                                                (13,213)
Increase in creditors                                                10,184
Increase in provisions for liabilities and charges                      428
                                                                 ----------
NET CASH INFLOW FROM CONTINUING OPERATING ACTIVITIES                  1,984
                                                                 ==========

ANSA LOGISTICS LIMITED                                                         6


NOTES TO THE FINANCIAL STATEMENTS
FOR THE 10 MONTHS ENDED 31 DECEMBER 1999

1        ACCOUNTING POLICIES

These financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards. The directors consider that the accounting policies set out below are suitable and are supported by reasonable and prudent judgements and estimates.

TURNOVER

Turnover, which excludes value added tax and trade discounts, represents the value of services supplied.

TANGIBLE FIXED ASSETS

Land and buildings are stated at cost. Other tangible fixed assets are stated at their purchase price, together with any incidental expenses of acquisition.

Depreciation is calculated so as to write off the cost of tangible fixed assets, less their estimated residual values, on a straight line basis over the expected useful economic lives of the assets concerned. The principal lives used for this purpose are:

         Motor vehicles                              4 - 8 years
         Fixtures and fittings                       5 years
         Leasehold land and buildings                5 years

STOCKS AND WORK IN PROGRESS

Stocks and work in progress are stated at the lower of cost and net realisable value. In general, cost is determined on a first in first out basis. Net realisable value is the price at which stocks can be sold in the normal course of business. Provision is made where necessary for obsolete, slow moving and defective stocks.

FOREIGN CURRENCIES

Trading transactions denominated in foreign currencies are translated into sterling at the exchange rate ruling when the transaction was entered into. Monetary assets and liabilities denominated in foreign currencies are translated into sterling at the exchange rates ruling at the balance sheet date. Exchange gains or losses are included in operating profit.

DEFERRED TAXATION

Provision is made for deferred taxation, using the liability method, on all material timing differences to the extent that it is probable that a liability or asset will crystallise.

ANSA LOGISTICS LIMITED                                                         7


PENSION ARRANGEMENTS

From 29 October 1999 the company has been the principal employer of the Ansa Logistics Pension Plan, a defined benefit scheme. Pension costs charged to the profit and loss account represent contributions paid by the company into that fund and into a previous employers' fund.

The fund will be valued every three years by a professionally qualified actuary, who will determine whether additional contributions are required from the company to meet the liabilities of the scheme. Where additional contributions are required the costs will be spread over the expected average remaining service lives of members of the scheme.

The company provides no other post retirement benefits to its employees.

OPERATING LEASES

Costs in respect of operating leases are charged on a straight-line basis over the lease term.

2        TURNOVER

The whole of the turnover arises in the United Kingdom and relates to the transport of motor vehicles. Turnover consists of the amount of goods and services supplied during the year, net of value added tax.

3        DIRECTORS' EMOLUMENTS

                                                               10 months ended
                                                              31 December 1999
                                                              ----------------
                                                                   (pound)'000

Aggregate emoluments                                                        80
Company pension contributions to money purchase scheme                       0
                                                                    ==========


J C Merry and P J Nuttall are employed by AutoLogic Holdings plc, one of the shareholders and they are remunerated by that company in respect of their services for the group. Their emoluments are dealt with in the accounts of AutoLogic Holdings plc. The directors receive no emoluments from the company, nor is any charge levied on the company by the shareholding company in respect of directors' emoluments.

ANSA LOGISTICS LIMITED                                                         8


4        EMPLOYEE INFORMATION

The average monthly number of persons (including executive directors) employed during the period was:

                                                                         10 months ended
                                                                        31 December 1999
                                                                        ----------------
                                                                                  Number
Drivers                                                                              265
Hourly paid                                                                          298
Staff                                                                                100
                                                                          --------------
                                                                                     663
                                                                          ==============

                                                                         10 months ended
                                                                        31 December 1999
                                                                        ----------------
                                                                             (pound)'000
STAFF COSTS (FOR THE ABOVE PERSONS):
Wages and salaries                                                                19,296
Social security costs                                                              1,823
Other pension costs (see note 14)                                                  1,403
                                                                          --------------

                                                                                  22,522
                                                                          ==============

5        INTEREST PAYABLE AND SIMILAR CHARGES

                                                                         10 months ended
                                                                        31 December 1999
                                                                        ----------------
                                                                            (pound)'000


Interest payable on bank loans and overdrafts                                         83
Interest payable on loan from group undertakings                                       3
Other interest                                                                        21
                                                                          --------------

                                                                                     107
                                                                          ==============

6        INTEREST RECEIVABLE AND SIMILAR INCOME

                                                                         10 months ended
                                                                        31 December 1999
                                                                        ----------------
                                                                             (pound)'000
Interest on group undertakings                                                        62
Interest on bank deposits                                                             11

                                                                          --------------
                                                                                      73
                                                                          ==============

ANSA LOGISTICS LIMITED                                                         9


7        PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                                                                10 months ended
                                                                                               31 December 1999
                                                                                               ----------------
                                                                                                    (pound)'000
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION IS STATED
AFTER CHARGING:
Depreciation of tangible fixed assets                                                                     1,421
Auditors' remuneration - for audit services                                                                  30
                       - for non-audit services                                                              31
Hire of plant and machinery under operating leases                                                          111
Hire of other assets under operating leases                                                                 884
                                                                                                 ==============

8        TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                                                                10 months ended
                                                                                               31 December 1999
                                                                                               ----------------
                                                                                                    (pound)'000
UNITED KINGDOM CORPORATION TAX CHARGE
AT 30%:
Current period                                                                                            1,442
                                                                                                 ==============


9        TANGIBLE FIXED ASSETS

                                                    Short
                                                leasehold                    Fixtures
                                  Freehold       land and       Plant &           and          Motor
                                  Property      buildings     Machinery      fittings        vehicles           Total
                               (pound)'000    (pound)'000   (pound)'000   (pound)'000     (pound)'000     (pound)'000

COST
Additions
Disposals                          425            2,344            378            19            2,735            5,901
                                                                    (3)                                             (3)
                                 --------------------------------------------------------------------------------------

AT 31 DECEMBER 1999                425            2,344            375            19            2,735            5,898
                                 --------------------------------------------------------------------------------------

ACCUMULATED DEPRECIATION
Charge for year                     --             (334)           (66)           (4)          (1,017)          (1,421)
Disposals                                                            3                                               3
                                 --------------------------------------------------------------------------------------

AT 31 DECEMBER 1999                 --             (334)           (63)           (4)          (1,017)          (1,418)
                                 --------------------------------------------------------------------------------------


NET BOOK VALUE
AT 31 DECEMBER 1999                425            2,010            312            15            1,718            4,480
                                 --------------------------------------------------------------------------------------

ANSA LOGISTICS LIMITED                                                        10


10       STOCKS

                                                                      1999
                                                                      ----
                                                               (pound)'000

Tyres, parts, protective clothing and consumables                      298
Fuel and oil                                                            99

                                                              ------------

                                                                       397
                                                              ============

11       DEBTORS

                                                                      1999
                                                                      ----
                                                               (pound)'000
AMOUNTS FALLING DUE WITHIN ONE YEAR
Trade debtors                                                        1,081
Amounts owed by related companies                                    9,088
Other debtors                                                        2,327
Prepayments                                                            717

                                                              ------------

                                                                    13,213
                                                              ============

12       CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                      1999
                                                                      ----
                                                               (pound)'000

Bank overdraft (see below)                                           4,370
Trade creditors                                                      2,013
Amounts owed to related companies                                    1,148
Other creditors                                                        451
Corporation tax                                                      1,078
Other taxation and social security payable                           1,078
Accruals                                                             5,494

                                                              ------------

                                                                    15,632
                                                              ============

The bank overdraft is secured by floating charges over the assets of the company.

ANSA LOGISTICS LIMITED                                                        11


13       PROVISIONS FOR LIABILITIES AND CHARGES

                                                                                                    Dilapidation
                                                                                                       Provision
                                                                                                     (pound)'000
Charged to profit and loss account                                                                           428
Utilised during the year                                                                                       -
                                                                                                    ------------

AT 31 DECEMBER 1999                                                                                          428
                                                                                                    ============

The dilapidation provision relates to the estimated costs of restoring assets held under operating leases to a condition stipulated within the terms of the lease. These relate to leases which expire within one year.


DEFERRED TAXATION

The potential deferred tax asset, none of which has been recognised in the financial statements, is as follows :

                                                                                                           1999
                                                                                                    (pound)'000
                                                                                                        Amounts
                                                                                                     unprovided
TAX EFFECTS OF TIMING DIFFERENCES BECAUSE OF:

Excess of tax allowances over depreciation                                                                  258
Other short term timing differences                                                                          20
                                                                                                   ============

                                                                                                            278
                                                                                                   ============



14       PENSION SCHEME ARRANGEMENTS

From 1 May 1999 to 28 October 1999, the company contributed (pound)1,024,000 to a previous employers' pension scheme.

Since 29 October 1999, the company has participated in a final salary pension scheme. The assets of the scheme are held separately from those of the companies in the scheme in an independently administered fund. Contributions of (pound)46,000 were due to the scheme at 31 December 1999 and are included in other creditors. The pension costs for the company scheme for the year were (pound)379,000. Total contributions being (pound)1,403,000 as shown in note 4.

ANSA LOGISTICS LIMITED                                                        12



15       CALLED-UP SHARE CAPITAL

                                                                                                           1999
                                                                                                           ----
AUTHORISED
100 Ordinary shares of(pound)1 each                                                                         100
                                                                                                 --------------

                                                                                                            100
                                                                                                 --------------

ISSUED, ALLOTTED & FULLY PAID UP
1 Ordinary share of(pound)1                                                                                   1
                                                                                                 --------------

                                                                                                              1
                                                                                                 --------------


The 1 (pound)1 ordinary share was subscribed for cash consideration of (pound)1 on 18 February 1999.

16       RESERVES

                                                                                                     Profit and
                                                                                                   loss account
                                                                                                    (pound)'000

Profit for the period                                                                                     2,085
                                                                                                 --------------

At 31 December 1999                                                                                       2,085
                                                                                                 ==============

17       RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                                                          1999
                                                                                                   (pound)'000

Issue of share capital ((pound)1)                                                                            -
Profit for the financial period                                                                           2,085
                                                                                                 --------------

Closing shareholders' funds                                                                               2,085
                                                                                                 ==============

18       RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                                                                                           1999
                                                                                                    (pound)'000

Decrease in cash in the period                                                                          (4,315)
                                                                                                 -------------
CHANGES IN NET DEBT RESULTING FROM CASH FLOWS                                                           (4,315)


                                                                                                 -------------

NET DEBT AT 31 DECEMBER 1999                                                                            (4,315)
                                                                                                 =============

ANSA LOGISTICS LIMITED                                                        13


19       ANALYSIS OF NET DEBT

                                                                                        At 31 December 1999
                                                                                        -------------------
                                                                                         Cash
                                                                                         Flow
                                                                                   (pound)'000      (pound)'000

 Cash at bank and in hand                                                                  55                55
 Overdrafts                                                                            (4,370)           (4,370)
                                                                                -------------       -----------

 Debt due within one year                                                              (4,315)           (4,315)
 Debt due after more than one year                                                          -                 -
                                                                                =============       ===========

 TOTAL                                                                                 (4,315)           (4,315)
                                                                                =============       ===========

20       CONTINGENT LIABILITIES

The company has given an unlimited multilateral cross company guarantee to its bankers in respect of Autocar Logistics Limited. Autocar Logistics Limited is owned by the same shareholders as Ansa Logistics Limited.

The company is a participant in a banking arrangement under which all surplus cash balances are held as collateral for bank facilities advanced to Autocar Logistics Limited. In addition the company has issued an unlimited guarantee to the bank to support these facilities.


21       FINANCIAL COMMITMENTS

At 31 December 1999 the company has annual commitments under non-cancelable operating leases expiring as follows:


                                                                                                          Motor
                                                                                      Land and     vehicles and
                                                                                     Buildings         Trailers
                                                                                          1999             1999
                                                                                   (pound)'000      (pound)'000

Expiring within one year                                                                    38                -
Expiring between two to five years                                                         899              861
Expiring after five years                                                                   84              334
                                                                                    ----------      -----------

                                                                                         1,021            1,195
                                                                                    ==========      ===========

ANSA LOGISTICS LIMITED                                                        14


22       CAPITAL AND OTHER COMMITMENTS

Capital expenditure that has been contracted for but has not been provided for in the financial statements is nil.


23     RELATED PARTY TRANSACTIONS

a) The company contracts with AutoLogic Holdings plc. The company made purchases of (pound)2,842,000 (ex vat) from AutoLogic Holdings plc. All of these transactions were at arms length and in the ordinary course of business. Nothing was owing to AutoLogic Holdings plc at the balance sheet date.

b) The company contracts with Walon Limited, a subsidiary of AutoLogic Holdings plc. The company made purchases of (pound)1,453,000 (ex vat) from Walon Ltd. All of these transactions were at arms length and in the ordinary course of business. A net amount of (pound)98,000 was owing to Walon Limited at the balance sheet date.

c) The company contracts with Walon NV, a subsidiary undertaking of AutoLogic Holdings Plc. The company made purchases of (pound)18,000 from Walon NV during the period. All of these transactions were at arms length and in the ordinary course of business. Nothing was owing to Walon NV at the balance sheet date.

d) The company contracts with Walon BV, a subsidiary undertaking of AutoLogic Holdings Plc. The company made purchases of (pound)18,000 from Walon BV during the period. All of these transactions were at arms length and in the ordinary course of business. Nothing was owing to Walon BV at the balance sheet date.

e) The company contracts with Autocar Logistics Limited, a joint venture undertaking of AutoLogic Holdings Plc and Axis International Inc. The company made sales of (pound)51,794,000 (ex vat) to Autocar Logistics Limited and made purchases of (pound)2,827,000 (ex vat) during the period. All of these transactions were at arms length and in the ordinary course of business. A net amount of (pound)8,031,000 was owing from Autocar Logistics Limited at the balance sheet date.



24     ULTIMATE AND IMMEDIATE PARENT COMPANIES

The directors regard AutoLogic Holdings plc and Axis International Inc as the joint parent and controlling parties of Ansa Logistics Limited. Each company holds 50% of the share capital of Ansa Logistics Limited. As a result, Ansa Logistics Limited has no single ultimate holding company.

ANSA LOGISTICS LIMITED                                                        15


25 SUMMARY OF DIFFERENCES BETWEEN UK GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The company's financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom (UK GAAP), which differs in certain significant respects from those generally accepted in the United States (US GAAP). The effect of the application of US GAAP to net income and shareholders' equity is set out in the tables below.

RECONCILIATION OF PROFIT TO US GAAP

                                                  Notes                    10 months ended
                                                                          31 December 1999
                                                                          ----------------
                                                                              (pound)'000
Net income under UK GAAP                                                             2,085

US GAAP adjustments
Deferred taxes - application of FAS 109             a                                  278
Deferred tax on US GAAP adjustments                 a                                   21
Pensions - application of FAS 87                    b                                 (71)
                                                                        ------------------
Net income under US GAAP                                                             2,313
                                                                        ==================


RECONCILIATION OF SHAREHOLDERS' EQUITY

                                                  Notes                At 31 December 1999
                                                                       -------------------
                                                                               (pound)'000
Shareholders' equity under UK GAAP                                                   2,085

US GAAP adjustments
Deferred taxes - application of FAS 109             a                                  278
Deferred tax on US GAAP adjustments                 a                                   21
Pensions - application of FAS 87                    b                                  (71)
                                                                        ------------------
Shareholders' equity under US GAAP                                                   2,313
                                                                        ==================


         a        Deferred taxes

Under UK GAAP the company provides for deferred tax in respect of the tax attributable to timing differences only to the extent that such timing differences are expected to reverse in the foreseeable future. US GAAP requires recognition of all deferred tax assets and liabilities for temporary differences using enacted tax rates in effect at year end in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A valuation allowance is posted to the extent that it is more likely than not that all or part of the deferred tax assets will not be realised. Deferred tax has also been calculated in respect of the US GAAP adjustments.

         b        Pensions

Under UK GAAP, the expected cost of providing retirement benefits are charged to the profit and loss account over the periods benefiting from the employees' services. Variations from

ANSA LOGISTICS LIMITED                                                        16


expected cost are similarly spread. Under US GAAP, pension costs and liabilities are calculated in accordance with Statement of Financial Accounting Standards No. 87, which requires the use of a prescribed actuarial method and a set of measurement principles.


         Cash flow information

Under UK GAAP, the company complies with Financial Reporting Standard 1 (revised) "Cash Flow Statements" (FRS 1), the objective and principles of which are similar to those set out in Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" (SFAS 95). The principal difference between the two standards is in respect of classification. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure, and financial investment, acquisition and disposals, equity dividends paid, management of liquid resources and financing. Under US GAAP, only three categories of cash flow activity are reported-operating activities, investing activities and financing activities.

Under UK GAAP cash paid or received for interest and income taxes is presented separately from operating activities and dividends paid are presented separately from financing activities. Under US GAAP cash flows from operating activities are based on net income which includes interest and income taxes. Under US GAAP dividends paid would be included within financing activities. Under UK GAAP, cash is defined as cash in hand and deposits repayable on demand. The US GAAP cash flow statement reports changes in cash and cash equivalents which includes short term highly liquid investments with an original maturity of three months or less but excludes bank overdrafts.

UK investors regard free cash flow as the cash available annually to be allocated between a number of options including capital expenditure, payment of dividends and the financing of acquisitions.

Under a US GAAP presentation the following amounts would have been reported:

                                                              10 months ended
                                                             31 December 1999
                                                             ----------------
                                                                  (pound)'000

Net cash provided by operating activities                               1,586
Net cash used in investment activities                                 (5,901)
Net cash provided by (used in) financing activities                         -
                                                             ----------------
Net decrease in cash and cash equivalents                              (4,315)
Cash and cash equivalents at inception                                      -
                                                             ----------------
Cash and cash equivalents at 31 December 1999                          (4,315)
                                                             ----------------

         Related party transactions

As disclosed in Note 23 to the financial statements, the majority of the turnover in the period was with Autocar Logistics Limited, which acts as intermediary in billings under contracts that Autocar Logistics Limited enters into with its customers.

ANSA LOGISTICS LIMITED                                                        17


Autocar Logistics Limited is also a joint venture company, with the same two shareholders as Ansa Logistics Limited.

         Revenue recognition

On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides the SEC staff's views on the recognition of revenue, including up-front fees. SAB 101 states that in certain circumstances the SEC believes that up-front fees, even if non-refundable, should be deferred and recognised systematically over the term of the customer relationship. SAB 101 requires the company to adopt the accounting guidance contained therein for the fiscal year ended December 31, 2000. The company is currently assessing the financial impact of complying with SAB 101. It is anticipated that applying the accounting guidance of SAB 101 will have a material effect on the financial position and results of operations of the company.


26       UNITED KINGDOM COMPANY LAW REQUIREMENTS (UNAUDITED)

The directors are required by United Kingdom company law to prepare financial statements for each financial year that give a true and fair view of the state of affairs of the company and the group as at the end of the financial year and of the profit or loss of the group for that period.

The directors confirm that suitable accounting polices have been used and applied consistently, and reasonable and prudent judgements and estimates have been made in the preparation of the financial statements for the ten months ended 31 December 1999. The directors also confirm the applicable accounting standards have been followed.

The directors are responsible for keeping proper accounting records, for safeguarding the assets of the company and of the group and hence for taking responsible steps for the prevention and detection of fraud and other irregularities.